Exhibit 21.1

Subsidiary Name	Business	Ownership	Date and Place of Incorporation
VAALCO Energy (USA), Inc.	Energy	100%	10/16/96		Delaware
VAALCO International, Inc.	Energy	100%	7/31/02		Delaware
VAALCO Gabon (Etame), Inc.	Energy	100%	6/14/95		Delaware
VAALCO Production (Gabon), Inc.	Energy	100%	6/14/95		Delaware
VAALCO Angola (Kwanza), Inc.	Energy	100%	5/15/06		Delaware
VAALCO Energy (EG), Inc.	Energy	100%	7/3/12		Delaware
VAALCO Energy Mauritius (EG), Limited	Energy	100%	11/23/12	*	Mauritius
VAALCO Gabon S.A.	Energy	100%	6/4/14		Gabon

*	Date of Certificate of Incorporation on Change of Name